EXHIBIT 99.1

United Health Products Establishes Collaboration to Conduct Clinical Study

DARIEN, CT - July 7, 2026 - United Health Products, Inc. (OTCQB: UEEC) today announced an agreement with NAMSA, a global leader in MedTech contract research, whereby NAMSA will serve as Sponsor of a new clinical study of UHP's CelluSTAT Hemostatic Gauze.

Consistent with the company's recent proposal to the FDA to have a non-affiliated party oversee a new clinical study, which the FDA approved in March of this year, NAMSA will initially seek an Investigational Device Exemption (IDE) to organize and conduct a study of UHP's neutralized cellulose hemostat technology. Upon completion of the study, UHP will hold an exclusive right of reference to all data from the study to use in a revised Premarket Approval (PMA) application. This plan will allow a study to proceed (subject to granting of the IDE) while UHP works with the FDA to resolve the outstanding Warning Letter.

NAMSA is 100% focused on medical device and in vitro diagnostic technologies and its experts have decades of experience in clinical trial management for Class III hemostatic agents, as well as experience working for the FDA Center for Devices and Radiological Health.

Brian Thom, UHP's CEO, commented, "NAMSA has been a great partner to UHP for several years in our preclinical testing efforts and I am delighted that we are expanding our relationship with such a well-regarded and capable CRO. NAMSA's deep experience in the clinical study of new medical devices and in working through the FDA approval process give me confidence that they can gain approval for, and efficiently sponsor a human study that will validate the safety and effectiveness of our CelluSTAT Hemostatic Gauze."

About United Health Products -- UHP has developed and patented a Neutralized Regenerated Cellulose hemostatic agent. CelluSTAT Hemostatic Gauze is an all-natural product designed to control mild to moderate bleeding. UHP is seeking approval to access the human surgical market.

For more information on UHP visit the company's new website: www.uhpcorp.com or contact the company at info@uhpcorp.com.

The company can also be reached by phone or text message at 475.755.1005.

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